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                                  Exhibit 99.1

                          Fulton Financial Corporation
                                 (Logo Omitted)

FOR IMMEDIATE RELEASE                                 Contact: Laura J. Wakeley
Full text available on PR Newswire                    Phone:   717-291-2739


Fulton Financial net income per share up 3.2% in third quarter

     (October 21) - Lancaster, PA -- Fulton Financial Corp. (Nasdaq: FULT) earned $34.4 million in the third quarter of 2003, resulting in a 3.2 percent increase in diluted net income per share, up to 32 cents in 2003 from 31 cents in 2002. Net income increased 1.7 percent over the $33.8 million reported for the third quarter of 2002. Annualized return on average assets was 1.51 percent for the quarter and annualized return on average equity was 14.79 percent.

     The Lancaster, Pennsylvania-based financial holding company reported net income of $102.5 million for the nine months ended September 30, 2003, a 3.5 percent increase over the same period in 2002. Net income per share for the first nine months of 2003 increased to 96 cents, a 5.5 percent increase over the 91 cents reported in 2002.

     "While low rates during the quarter continued to impact our net interest income, we were able to sustain our recent strong levels of mortgage banking activity and related non-interest income," said Rufus A. Fulton, Jr., chairman and chief executive officer. "Asset quality improved from the same quarter in 2002, resulting in a lower provision for loan losses. Our investment management and trust services subsidiary, Fulton Financial Advisors, continued to benefit from positive trends in the equity markets. These trends also enabled us to generate additional gains from the sale of equity positions within our investment portfolio. During the quarter, we completed our acquisition of Doylestown, Pa.-based Premier Bancorp, Inc. and its banking subsidiary, Premier Bank, which will allow us to expand our core banking business into contiguous growth markets. The financial results of Premier are included in Fulton Financial's results from the August 1, 2003 acquisition date."

     Net interest income decreased $4.1 million, or 5.2 percent, compared to the third quarter of 2002. Fulton Financial's net interest margin was 3.62% for the third quarter of 2003 and 4.33% for the same period in 2002. The decline resulted from average yields on earning assets decreasing further than the average cost of deposits.

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     Total deposits increased $575 million, or 9.2 percent, to $6.8 billion at
September 30, 2003, compared to $6.3 billion at September 30, 2002. Demand and savings accounts increased $660 million, or 18.1 percent, to $4.3 billion, while time deposits decreased $85 million, or 3.2 percent, to $2.5 billion. Overall deposit growth resulted mainly from the acquisition of Premier Bank, which added $453 million to total deposits.

     Loans, net of unearned income, increased $515 million, or 9.7 percent, to $5.8 billion at September 30, 2003, compared to $5.3 billion at September 30, 2002. Commercial loans and mortgages increased $583 million, or 17.5 percent, while residential mortgages decreased $144 million, or 22.4 percent, due to refinance activity and sales of loans into the secondary market. Premier Bank contributed $367 million to the total increase, predominantly in commercial mortgages. Excluding Premier Bank, Fulton Financial realized a $149 million increase in loans, net of unearned income, exceeding the growth realized in recent quarters.

     Non-performing assets were 0.41 percent of total assets at September 30, 2003, an improvement from 0.58 percent of total assets at September 30, 2002. Annualized net charge-offs for the quarter ended September 30, 2003 were 0.14 percent of average total loans, compared to 0.33 percent for the same period of 2002. For the nine months ended September 30, 2003, net charge-offs were 0.17 percent of average loans, compared to 0.22 percent for 2002. These ratios improved mainly as a result of a specific problem commercial relationship in 2002 which has since been paid off.

     Other income increased $1.8 million, or 6.3 percent, to $30.5 million in the third quarter of 2003, driven by investment management and trust services, which increased $1.6 million, or 23.8 percent. Mortgage sale gains also remained strong as low rates prevailed during most of the quarter. The increase in mortgage banking income over 2002 was $293,000, or 5.0 percent, as mortgage refinance activity also had a significant positive impact on 2002 income. Premier Bank did not have a significant impact on other income for the quarter.

     Other expenses increased $3.0 million, or 5.3 percent, to $59.6 million in the third quarter of 2003, compared to $56.6 million in the same period of 2002. Excluding Premier Bank, expenses increased $1.1 million, or 2.0%.

     Fulton Financial Corporation is a $9.3 billion Lancaster, Pennsylvania-based financial holding company which operates 199 banking offices in Pennsylvania, Maryland, Delaware and New Jersey through the following affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware

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National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of
Elkton, Elkton, MD, Skylands Community Bank, Hackettstown, NJ, and Premier Bank, Doylestown, PA.

     The Corporation's financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc. Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, LLP, West Conshohocken, PA.

     Residential mortgage lending is offered by all banks through Fulton Mortgage Company.

     In August, the Corporation announced that it had signed an agreement to acquire Resource Bankshares Corporation, headquartered in Virginia Beach, Virginia. Resource Bankshares banking subsidiary, Resource Bank, with approximately $860 million in assets, operates six community banking offices in Newport News, Chesapeake, Herndon, Virginia Beach (two locations) and Richmond in Virginia. In addition, the Corporation operates 14 additional loan production and residential mortgage offices in Virginia, North Carolina, Maryland and Florida. The acquisition is expected to be completed on or before April 1, 2004.

     Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement:

This news release may contain forward-looking statements about Fulton Financial Corporation's future financial performance. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995.

Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Federal Reserve Board, the Corporation's success in merger and acquisition integration, and customers' acceptance of the Corporation's products and services.

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2003

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